Exhibit 99.1

PDL BioPharma Announces
Launch of an Authorized Generic of Tekturna® (aliskiren)
in Partnership with Prasco Laboratories

INCLINE VILLAGE, Nevada (March 4, 2019) - PDL BioPharma, Inc. (“PDL”, NASDAQ: PDLI) announces the U.S. commercial launch of an authorized generic of Tekturna®, aliskiren hemifumarate 150 mg and 300 mg tablets. The authorized generic has the same drug formulation as Tekturna. The launch is being carried out by Prasco, LLC d/b/a Prasco Laboratories, under an agreement with PDL’s wholly owned subsidiary, Noden Pharma USA, Inc. (“Noden”).

Noden will continue to manufacture and commercialize prescription aliskiren products under the Tekturna and Tekturna HCT® (aliskiren and hydrochlorothiazide) brands in the United States, and the Rasilez® and Rasilez HCT® brands in international markets (collectively, the “Tekturna Products”). The authorized generic launch does not include Tekturna HCT.

“We believe being first-to-market with a generic version of aliskiren provides Noden with a distinct competitive advantage, especially given the market and brand recognition for Tekturna that the Noden team established with its promotional activities over the past two years,” said Dominique Monnet, President and CEO of PDL. “We are very pleased to partner with Prasco, the recognized leader in the commercialization of authorized generics in the U.S. Together we look forward to continuing to fulfill the needs of U.S. patients who depend on Tekturna for the control of their blood pressure.”

In June 2017, Noden Pharma DAC received a Paragraph IV Notice Letter advising that Anchen Pharmaceuticals, Inc. (“Anchen”) submitted an Abbreviated New Drug Application (“ANDA”) to the U.S. Food and Drug Administration (“FDA”) seeking authorization from the FDA to manufacture and market a generic version of Tekturna aliskiren hemifumarate tablets, 150 mg and 300 mg, in the U.S. In June 2018, a settlement agreement was reached by the parties to the litigation granting Anchen a nonexclusive royalty-free license to manufacture and commercialize a generic version of aliskiren in the United States. Anchen’s license does not include any right to manufacture or commercialize a generic version of a combination aliskiren-hydrochlorothiazide product. In return, Anchen agreed not to commercialize its generic version of aliskiren prior to March 1, 2019. PDL is not aware of Anchen’s plans for, or the timing of a launch of, a generic version of aliskiren or of any other ANDA applications referencing Tekturna.

Total Noden sales of the Tekturna Products in the United States over the trailing 12 months ending September 30, 2018 were $45.1 million, with approximately 79% of sales for Tekturna and 21% for Tekturna HCT. Noden Pharma DAC purchased the Tekturna Products from Novartis in 2016, when the Tekturna Products sales were rapidly declining. Noden engaged a contract sales force which, under the direction of the Noden team, stabilized prescriptions for Tekturna in the United States. Given the possibility for generic entry in 2019 by Anchen, in August 2018 PDL announced plans to commercialize an authorized generic of Tekturna, and Noden terminated its direct sales force in favor of a comprehensive, more cost-efficient program of non-personal promotion in partnership with Archer Healthcare.

About Tekturna
Tekturna (aliskiren) is indicated for the treatment of hypertension in adults and children 6 years of age and older. A direct renin inhibitor, Tekturna has a unique mechanism of action in that it lowers blood pressure by blocking the enzyme renin. The prescribing information for Tekturna includes a boxed warning for fetal toxicity, a contraindication against the use of aliskiren with ARBs (angiotensin-receptor blockers) or ACEIs (angiotensin converting enzyme inhibitors) in patients with diabetes, and a warning to avoid the use of aliskiren with ARBs or ACEIs in patients with moderate to severe renal impairment.

About Prasco
Prasco, LLC, is a privately held healthcare company located in Mason, Ohio. Over 50 of the most innovative and trusted brand companies have relied on Prasco to bring their products to the generic marketplace as authorized generics. As the acknowledged category leader, Prasco has launched over 90 authorized generics, providing patients with brand quality at more affordable prices in over 60,000 pharmacies nationwide.

About PDL BioPharma
PDL BioPharma seeks to provide a significant return for its stockholders through the acquisition, growth and potential monetization of a portfolio of actively managed pharmaceutical assets. PDL is pursuing the acquisition of pharmaceutical products and companies that have the potential of generating significant shareholder value. PDL is focused on commercial stage assets with multiple year revenue growth potential as well as late clinical stage pharmaceutical products. Noden Pharma DAC and Noden Pharma USA, Inc. are wholly owned subsidiaries of PDL. For more information please visit www.pdl.com

Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2018 and subsequent filings, including risks relating to our ability to realize the anticipated benefits of an authorized generic of Tekturna and the potential for other generic competition for Tekturna; and potential price erosion for Tekturna, whether due to competing products or governmental pricing pressures. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein. Noden, Noden Pharma, Tekturna, Tekturna HCT, Rasilez and Rasilez HCT and

associated logos are trademarks or registered trademarks of, and are proprietary to, Noden Pharma DAC, which reserves all right therein.

Contacts:
PDL BioPharma, Inc.
Peter Garcia, CFO
(775) 832-8500
Peter.garcia@pdl.com

LHA Investor Relations
Jody Cain, SVP
(310) 691-7100
jcain@lhai.com

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